EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

BRC Components, Inc., an Alabama corporation
CIS Financial Services, Inc., an Alabama corporation
Cavalier Home Builders, LLC, a Delaware limited liability company
Cavalier Properties, Inc., a Delaware corporation
Cavalier Real Estate Co., Inc., a Delaware corporation
Quality Housing Supply, LLC, a Delaware limited liability company
Ridge Pointe Manufacturing, LLC, an Alabama limited liability company
The Home Place, LLC, an Alabama limited liability company
The Home Place of Nashville, Inc., a Delaware corporation